Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 3 DATED MAY 15, 2026
TO THE PROSPECTUS DATED APRIL 14, 2026

This document supplements, and should be read in conjunction with, our prospectus dated April 14, 2026, as supplemented by Supplement No. 1 dated April 17, 2026 and Supplement No. 2 dated May 1, 2026. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•the Redemption Price per share for each class of our common stock for the month of May 2026.

Redemption Price per Share

The following table sets forth the Redemption Price per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock for the month of May 2026.

	Class A	Class I	Class T	Class D	Class M-I	Class T2	Class N
Redemption Price per Share	$13.10	$13.19	$13.25	$13.22	$13.08	$13.02	$13.10

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. The Redemption Price per share for each class of our common stock is posted on our website at www.rreefpropertytrust.com at least ten business days before the last business day of the applicable month. Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the closing of the last business day of that month. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Redemptions accepted, if any, will be limited to no more than 2% of our combined NAV per month and no more than 5% of our combined NAV per calendar quarter, with the combined NAV for each limit to be calculated as of the last calendar day of the prior quarter.